Exhibit 3.2

CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND

PREFERENCES OF THE SERIES B CONVERTIBLE PARTICIPATING PREFERRED

STOCK OF NOVARAY MEDICAL, INC.

The undersigned, the Chief Executive Officer of NovaRay Medical, Inc., a Delaware corporation (the “Company”), in accordance with the provisions of the Delaware General Corporation Law, does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, the following resolution creating a series of preferred stock, designated as Series B Convertible Participating Preferred Stock, was duly adopted on October 16, 2009, as follows:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of the Certificate of Incorporation of the Company (the “Certificate of Incorporation”), there hereby is created out of the shares of the Company’s preferred stock, par value $0.0001 per share, authorized in Article 5 of the Certificate of Incorporation, as amended (the “Preferred Stock”), a series of Preferred Stock of the Company, to be named “Series B Convertible Participating Preferred Stock,” consisting of 3,900,000 shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

1. Designation and Rank. The designation of such series of the Preferred Stock shall be the Series B Convertible Participating Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”). The maximum number of shares of Series B Preferred Stock shall be 3,900,000 shares. The Series B Preferred Stock shall rank senior as to liquidation rights to the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and all other classes and series of equity securities of the Company which by their terms do not rank senior to the Series B Preferred Stock (collectively with the Common Stock, the “Junior Stock”). The Series B Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

2. Payment of Dividends. Any dividends declared by the Company shall be payable on the Series B Preferred Stock on a pro rata basis with the Common Stock and all other equity securities of the Company ranking pari passu with the Common Stock as to the payment of dividends, before any Distribution (as defined below) shall be paid on, or declared and set apart for Junior Stock.

(a) So long as any shares of Series B Preferred Stock are outstanding, the Company shall not declare, pay or set apart for payment any dividend or make any Distribution on any Junior Stock (other than dividends or Distributions payable in additional shares of Junior Stock), unless at the time of such dividend or Distribution the Company shall have paid all unpaid dividends on the outstanding shares of Series B Preferred Stock.

(b) In the event of a voluntary conversion pursuant to Section 5(a) hereof, all unpaid dividends on the Series B Preferred Stock being converted shall be, at the option of the Company, either payable in cash on the Voluntary Conversion Date (as defined in Section 5(a)(ii)(1) hereof), or converted into additional shares of Common Stock at the then-applicable Conversion Price.

(c) For purposes hereof, unless the context otherwise requires, “Distribution” shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in shares of Common Stock or other equity securities of the Company, or the purchase or redemption of shares of the Company (other than repurchases of Common Stock held by employees or consultants of the Company upon termination of their employment or services pursuant to agreements providing for such repurchase or upon the cashless exercise of options held by employees or consultants) for cash or property.

3. Voting Rights. Except as otherwise required by Delaware law and in Section 7 hereof, the Series B Preferred Stock shall have no voting rights. The Common Stock into which the Series B Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company.

4. Liquidation Preference.

(a) In the event of the liquidation, dissolution or winding up of the affairs of the Company (including in connection with a permitted sale of all or substantially all of the Company’s assets), whether voluntary or involuntary, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for Distribution to its stockholders, an amount per share equal to Original Issue Price (as defined in Section 5(b)), as adjusted to reflect any stock split, stock dividend, combination, recapitalization and the like with respect to the Series B Preferred Stock, (the “Series B Liquidation Preference Amount”) before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock. If the assets of the Company are not sufficient to pay in full the Series B Liquidation Preference Amount payable to the holders of outstanding shares of the Series B Preferred Stock and any series of Preferred Stock or any other class of stock ranking pari passu, as to rights on liquidation, dissolution or winding up, with the Series B Preferred Stock, then all of said assets will be distributed among the holders of the Series B Preferred Stock and the other classes of stock ranking pari passu with the Series B Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series B Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series B Preferred Stock. All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series B Preferred Stock) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series B Preferred Stock has been paid in cash the full Series B Liquidation Preference Amount to which such holder is entitled as provided herein. After payment of the full Series B Liquidation Preference Amount to which each holder is entitled, such holders of shares of Series B Preferred Stock will also participate in any Distribution of the remaining assets of the Company to the holders of the Company’s Common Stock, on an as-converted basis.

(b) A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting shares of the Company that are outstanding immediately prior to the consummation of such transaction or series of transactions is disposed of or conveyed, shall be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4, and no consolidation, merger, sale of assets or sale or disposition of the outstanding shares shall result which is inconsistent with this Section 4.

(c) The Company shall provide written notice of any, voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, by mail, postage prepaid, no less than twenty (20) days prior to the payment date stated therein, to the holders of record of the Series B Preferred Stock at their respective addresses as the same shall appear on the books of the Company, which notice shall also state the amount per share of Series B Preferred Stock that will be paid or distributed on such redemption or liquidation, dissolution or winding up, as the case may be.

(d) Notwithstanding the foregoing to the contrary, the Series B Liquidation Preference Amount shall be reduced to zero and eliminated immediately (A) prior to the closing of the sale of Common Stock in a firm commitment underwritten public offering at an offering price of at least $3.00 per share (as adjusted to reflect any stock split, stock dividend, combination, recapitalization and the like with respect to the Common Stock) resulting in gross proceeds (before underwriting discounts, commissions, expenses and fees) of at least Twenty Million Dollars ($20,000,000) in the aggregate, (B) prior to the closing of a liquidation, dissolution, or winding up of the Company within the meaning of this Section 4 which would result in payment to the holders of Series B Preferred Stock of an amount at least two times the Series B Liquidation Preference Amount or (C) in the event of the execution of a written consent or agreement of the holders of a majority of the then outstanding shares of Series B Preferred Stock.

5. Conversion. The holder of Series B Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a) Voluntary Conversion.

(i) At any time on or after the date of the initial issuance of the Series B Preferred Stock (the “Issuance Date”), the holder of any such shares of Series B Preferred Stock may, at such holder’s option, subject to the limitations set forth in Section 6 herein, elect to convert (a “Voluntary Conversion”) all or any portion of the shares of Series B Preferred Stock held by such person into a number of fully paid and nonassessable shares of Common Stock for each such share of Series B Preferred Stock equal to the quotient of: (a) the Original Issue Price (as defined in Section 5(b) below), plus any unpaid dividends thereon, divided by (b) the Conversion Price (as defined in Section 5(b) below) in effect as of the date of the delivery by such holder of its notice of election to convert. In the event of a liquidation, dissolution or winding up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series B Preferred Stock.

(ii) The Voluntary Conversion of Series B Preferred Stock shall be conducted in the following manner:

(1) Holder’s Delivery Requirements. To convert Series B Preferred Stock into full shares of Common Stock on any date (the “Voluntary Conversion Date”), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”), to the Company at its then principal offices, Attention: Chief Financial Officer, and (B) surrender to a common carrier for delivery to the Company as soon as practicable following such Voluntary Conversion Date the original certificates representing the shares of Series B Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”) and the originally executed Conversion Notice.

(2) Company’s Response. Upon receipt by the Company of a facsimile copy of a Conversion Notice and the Preferred Stock Certificates, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Company of a copy of the fully executed Conversion Notice and the Preferred Stock Certificates, the Company or its designated transfer agent (the “Transfer Agent”), as applicable, shall, within three (3) business days following the date of receipt by the Company of the fully executed Conversion Notice and Preferred Stock Certificates, issue and deliver to the Depository Trust Company (“DTC”) account on the holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Conversion Notice, certificates registered in the name of the holder or its designee, representing the number of shares of Common Stock to which the holder shall be entitled. Notwithstanding the foregoing to the contrary, the Company or its Transfer Agent shall only be obligated to issue and deliver the shares to the DTC on a holder’s behalf via DWAC if a registration statement providing for the resale of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock is effective. If the number of shares of Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series B Preferred Stock being converted, then the Company shall, as soon as practicable and in no event later than three (3) business days after receipt of the Preferred Stock Certificate(s) and at the Company’s expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series B Preferred Stock not converted.

(3) Dispute Resolution. In the case of a dispute as to the arithmetic calculation of the number of shares of Common Stock to be issued upon conversion, the Company shall cause its Transfer Agent to promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the arithmetic calculations to the holder via facsimile as soon as possible, but in no event later than two (2) business days after receipt of such holder’s Conversion Notice. If such holder and the Company are unable to agree upon the arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion within one (1) business day of such disputed arithmetic calculation being submitted to the holder, then the Company shall within one (1) business day thereafter submit via facsimile the disputed arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion to the Company’s independent, outside accountant. The Company shall cause the accountant to perform the calculations and notify the Company and the holder of the results no later than seventy-two (72) hours from the time it receives the disputed calculations. Such accountant’s calculation shall be binding upon all parties absent manifest error. The reasonable expenses of such accountant in making such determination shall be paid by the Company, in the event the holder’s calculation was correct, or by the holder, in the event the Company’s calculation was correct, or equally by the Company and the holder in the event that neither the Company’s or the holder’s calculation was correct. The period of time in which the Company is required to effect conversions or redemptions under this Certificate of Designation shall be tolled with respect to the subject conversion or redemption pending resolution of any dispute by the Company made in good faith and in accordance with this Section 5(a)(ii)(3).

(4) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series B Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock from and after the Voluntary Conversion Date.

(5) Company’s Failure to Timely Convert. If within five (5) business days of the Company’s receipt of an executed copy of the Conversion Notice (so long as the applicable Preferred Stock Certificates and original Conversion Notice are received by the Company on or before such third business day) (the “Delivery Date”) the Transfer Agent shall fail to issue and deliver to a holder the number of shares of Common Stock to which such holder is entitled upon such holder’s conversion of the Series B Preferred Stock or to issue a new Preferred Stock Certificate representing the number of shares of Series B Preferred Stock to which such holder is entitled pursuant to Section 5(a)(ii) (a “Conversion Failure”), in addition to all other available remedies which such holder may pursue hereunder and under the Series B Convertible Preferred Stock and Warrant Purchase Agreement (the “Purchase Agreement”) among the Company and the initial holders of the Company’s Series B Preferred Stock, the Company shall pay additional damages to such holder on each business day after such third (3rd) business day that such conversion is not timely effected in an amount equal to 0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the holder on a timely basis pursuant to Section 5(a)(ii) and to which such holder is entitled and, in the event the Company has failed to deliver a Preferred Stock Certificate to the holder on a timely basis pursuant to Section 5(a)(ii), the number of shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock represented by such Preferred Stock Certificate, as of the last possible date which the Company could have issued such Preferred Stock Certificate to such holder without violating Section 5(a)(ii) and (B) the price of the Common Stock on the last possible date which the Company could have issued such Common Stock and such Preferred Stock Certificate, as the case may be, to such holder without violating Section 5(b)(ii). If the Company fails to pay the additional damages set forth in this Section 5(a)(ii)(5) within five (5) business days of the date incurred, then such payment shall bear interest at the rate equal to the lower of 1.5% per month (pro rated for partial months) or the maximum amount allowed by applicable law until such payments are made.

(6) Buy-In Rights. In addition to any other rights available to the holders of Series B Preferred Stock, if the Company fails to cause its Transfer Agent to transmit to the holder a certificate or certificates representing the shares of Common Stock issuable upon conversion of the Series B Preferred Stock on or before the Delivery Date, and if after such date the holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the holder of the shares of Common Stock issuable upon conversion of Series B Preferred Stock which the holder anticipated receiving upon such conversion (a “Buy-In”), then the Company shall (1) pay in cash to the holder the amount by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock issuable upon conversion of Series B Preferred Stock that the Company was required to deliver to the holder in connection with the conversion at issue times (B) the Conversion Price, as adjusted in accordance with the provisions set forth herein, and (2) at the option of the holder, either reinstate the shares of Series B Preferred Stock and equivalent number of shares of Common Stock for which such conversion was not honored or deliver to the holder the number of shares of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations hereunder. For example, if the holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Company shall be required to pay to the holder $1,000. The holder shall provide the Company written notice indicating the amounts payable to the holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Series B Preferred Stock as required pursuant to the terms hereof.

(b) (i) Original Issue Price; Conversion Price. The term “Original Issue Price” shall mean $15.00, and the term “Conversion Price” shall mean an amount equal to $1.50, subject to the adjustment under Section 5(c) hereof. Notwithstanding any adjustment hereunder, at no time shall the Conversion Price be greater than the Original Issue Price, except if it is adjusted pursuant to Section 5(c)(i).

(ii) Notwithstanding the foregoing to the contrary, if during any period (a “Black-out Period”), a holder of Series B Preferred Stock is unable to trade any Common Stock issued or issuable upon conversion of the Series B Preferred Stock immediately due to the postponement of filing or delay or suspension of effectiveness of the Registration Statement (as defined in the Purchase Agreement) or because the Company has otherwise informed such holder of Series B Preferred Stock that an existing prospectus cannot be used at that time in the sale or transfer of such Common Stock (provided that such postponement, delay, suspension or fact that the prospectus cannot be used is not due to factors solely within the control of the holder of Series B Preferred Stock or due to the Company exercising its rights under Section 7.1 of the Purchase Agreement), such holder of Series B Preferred Stock shall have the option but not the obligation on any Voluntary Conversion Date within ten (10) trading days following the expiration of the Black-out Period of using the Conversion Price applicable on such Voluntary Conversion Date or any Conversion Price selected by such holder of Series B Preferred Stock that would have been applicable had such Voluntary Conversion Date been at any earlier time during the Black-out Period or within the ten (10) trading days thereafter.

(c) Adjustments of Conversion Price.

(i) Adjustments for Stock Splits and Combinations. If the Company shall, at any time or from time to time after the Issuance Date, effect a split of the outstanding Common Stock, the Conversion Price shall be proportionately decreased. If the Company shall, at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased. Any adjustments under this Section 5(c)(i) shall be effective at the close of business on the date the stock split or combination becomes effective.

(ii) Adjustments for Certain Dividends and Distributions. If the Company shall, at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other Distribution payable in shares of Common Stock, then, and in each event, the Conversion Price shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or Distribution.

(iii) Adjustment for Other Dividends and Distributions. If the Company shall, at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other Distribution payable in securities of the Company other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event and had such holder thereafter, during the period from the date of such event to and including the Voluntary Conversion Date, retained such securities (together with any Distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(c)(iii) with respect to the rights of the holders of the Series B Preferred Stock; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such Distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or Distributions; and provided further, however, that no such adjustment shall be made if the holders of Series B Preferred Stock simultaneously receive (i) a dividend or other Distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other Distribution of shares of Series B Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or Distribution.

(iv) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series B Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(c)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(c)(v)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share of Series B Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series B Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v) Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or Distributions provided for in Section 5(c)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 5(c)(iv)), or a deemed liquidation, dissolution or winding up of the Company as provided in Section 4(c) above, (an “Organic Change”), then as a part of such Organic Change an appropriate revision to the Conversion Price shall be made if necessary and provision shall be made if necessary (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share of Series B Preferred Stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from Organic Change that was received or is to that number of shares of Common Stock into which such share of Series B Preferred Stock was convertible immediately prior to giving effect to such Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(c)(v) with respect to the rights of the holders of the Series B Preferred Stock after the Organic Change to the end that the provisions of this Section 5(c)(v) (including any adjustment in the Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series B Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable as determined by the Company’s Board of Directors.

(vi) Additional Conversion Price Adjustments. In addition to the foregoing, the Conversion Price shall be subject to adjustment from time to time as follows:

(1) (A) In the event that the Company shall issue, after the Issuance Date, any Additional Shares of Common Stock (as defined below) for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Additional Shares of Common Stock, the Conversion Price in effect immediately prior to each such issuance shall (except as otherwise provided in this Section 5(c)(vi)) be adjusted concurrently with such issuance to a price determined by dividing the gross valuation of the Company determined by the purchaser of such stock immediately prior to such issuance by the number of shares of Common Stock outstanding plus the number of shares of Common Stock issuable upon conversion of all outstanding Preferred Stock.

(B) No adjustment of the Conversion Price pursuant to this Section 5(c)(vi) shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to one (1) year from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of one (1) year from the date of the event giving rise to the adjustment being carried forward. No adjustment of such Conversion Price pursuant to this Section 5(c)(iv) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C) For purposes of this Section 5, in the case of the issuance of Additional Shares of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) For purposes of this Section 5, in the case of the issuance of the Additional Shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Company’s Board of Directors irrespective of any accounting treatment.

(E) In the case of the issuance after the Issuance Date of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (“Convertible Securities”), the following provisions shall apply for all purposes of this Section 5:

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 5(c)(vi)(1)(C) and 5(c)(vi)(1)(D)), if any, received by the Company upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 5(c)(vi)(1)(C) and 5(c)(vi)(1)(D)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Company upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 5(c)(vi)(1)(E)(1) and 5(c)(vi)(1)(E)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 5(c)(vi)(1)(E)(3) or 5(c)(vi)(1)(E)(4).

(2) Termination. Notwithstanding anything else contained herein, the right to any adjustments to the Conversion Price pursuant to this Section 5(c)(vi) shall terminate upon the occurrence of an Organic Change.

(3) For purposes of this Section 5, “Additional Shares of Common Stock” shall mean any shares of Common Stock issued by the Company after the Issuance Date other than:

(A) shares of Common Stock issued pursuant to a transaction described in Section 5(c)(i) and (ii) hereof;

(B) up to 3,750,000 shares of Common Stock (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like) issued or deemed issued to employees, officers, or directors (if in transactions with primarily non-financing purposes) of the Company directly or pursuant to a stock option plan or restricted stock purchase plan approved by the Board of Directors of this Company;

(C) shares of Common Stock issued or issuable (I) in a bona fide, firmly underwritten public offering under the Securities Act of 1933, as amended (the “Securities Act”) at an offering price of at least $3.00 per share (as adjusted to reflect any stock split, stock dividend, combination, recapitalization and the like with respect to the Common Stock) resulting in gross proceeds (before underwriting discounts, commissions, expenses and fees) of at least Twenty Million Dollars ($20,000,000) in the aggregate, or (II) upon exercise of warrants or rights granted to underwriters in connection with such a public offering;

(D) shares of Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding as of the Issuance Date or subsequently issued after the Issuance Date in accordance with this Section 5 or pursuant to the Purchase Agreement under which the Series B Preferred Stock was issued or pursuant to the Exchange Agreement (as defined in the Purchase Agreement);

(E) shares of Common Stock issued or issuable in connection with a bona fide business acquisition of or by this Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, each as approved by the Board of Directors of this Company;

(F) up to 500,000 shares of Common Stock (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like) issued or issuable to persons or entities with which this Company has business relationships provided such issuances are for other than primarily equity financing purposes;

(G) shares of Common Stock issued or issuable in connection with any transaction where such securities so issued are excepted from the definition “Additional Shares of Common Stock” by the affirmative vote of at least a majority of the then outstanding shares of Series B Preferred Stock; or

(H) up to 1,332,000 shares of Common Stock (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like) issued or issuable to Triple Ring Technologies, Inc. pursuant to warrants issued by the Company as of the date hereof as such warrants may be amended by vote of the Audit Committee of the Company.

(4) Notwithstanding the foregoing to the contrary, no further reduction to the Conversion Price pursuant to this Section 5(c)(vi) shall occur upon any of the following or thereafter: (A) in the event of a closing of the sale of Common Stock in a firm commitment underwritten public offering at an offering price of at least $3.00 per share (as adjusted to reflect any stock split, stock dividend, combination, recapitalization and the like with respect to the Common Stock) resulting in gross proceeds (before underwriting discounts, commissions, expenses and fees) of at least Twenty Million Dollars ($20,000,000) in the aggregate or (B) in the event of a closing of a liquidation, dissolution, or winding up of the Company within the meaning of this Section 4 which would result in payment to the holders of Series B Preferred Stock of an amount at least two times the Series B Liquidation Preference Amount.

(vii) Record Date. In case the Company shall take record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(d) [INTENTIONALLY OMITTED]

(e) No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred Stock against impairment. In the event a holder shall elect to convert any shares of Series B Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such holder or anyone associated or affiliated with such holder has been engaged in any violation of law, unless (i) the Company receives an order from the Securities and Exchange Commission (“SEC”) prohibiting such conversion, or (ii) an injunction from a court, on notice, restraining and/or adjoining conversion of all or of said shares of Series B Preferred Stock shall have been issued.

(f) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of such affected Series B Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series B Preferred Stock. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

(g) Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series B Preferred Stock pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(h) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or five (5) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company. The Company will give written notice to each holder of Series B Preferred Stock at least ten (10) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or Distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Company will also give written notice to each holder of Series B Preferred Stock at least ten (10) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

(i) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall round the number of shares to be issued upon conversion up to the nearest whole number of shares. For such purpose, all shares of Series B Preferred Stock held by each holder of Series B Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash.

(j) Reservation of Common Stock. The Company shall, so long as any shares of Series B Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, such number of shares of Common Stock equal to at least one hundred ten percent (110%) of the aggregate number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the shares of Series B Preferred Stock then outstanding. The initial number of shares of Common Stock reserved for conversions of the Series B Preferred Stock and any increase in the number of shares so reserved shall be allocated pro rata among the holders of the Series B Preferred Stock based on the number of shares of Series B Preferred Stock held by each holder of record at the time of issuance of the Series B Preferred Stock or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder’s shares of Series B Preferred Stock, each transferee shall be allocated a pro rata portion of the number of shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any shares of Series B Preferred Stock shall be allocated to the remaining holders of Series B Preferred Stock, pro rata based on the number of shares of Series B Preferred Stock then held by such holder.

(k) Retirement of Series B Preferred Stock. Conversion of Series B Preferred Stock shall be deemed to have been effected on the Voluntary Conversion Date. Upon conversion of only a portion of the number of shares of Series B Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to such holder, at the expense of the Company, a new certificate covering the number of shares of Series B Preferred Stock representing the unconverted portion of the certificate so surrendered.

(l) Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of Series B Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

6. Conversion Restriction. Notwithstanding anything to the contrary set forth in this Certificate of Designation, at no time may a holder of shares of Series B Preferred Stock convert shares of the Series B Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such Holder and its affiliates at such time, the number of shares of Common Stock which would result in such Holder and its affiliates beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules thereunder) in excess of 4.99% of the then issued and outstanding shares of Common Stock; provided, however, that upon a holder of Series B Preferred Stock providing the Company with sixty-one (61) days notice (the “Waiver Notice”) that such holder would like to waive Section 6 of this Certificate of Designation with regard to any or all shares of Common Stock issuable upon conversion of Series B Preferred Stock, this Section 6 will be of no force or effect with regard to those shares of Series B Preferred Stock referenced in the Waiver Notice. Notwithstanding the foregoing, this Section 6 will be of no further force or effect on and as of the date on which the Company makes a filing with the SEC for the purpose of terminating registration of a class of stock under Section 12 of the Exchange Act (and after which there would be no other class of stock so registered).

7. Vote to Change or Waive the Terms of or Issue Preferred Stock or Issue Common Stock.

(a) The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than a majority of the then outstanding shares of Series B Preferred Stock (in addition to any other corporate approvals then required to effect such action), shall be required (i) for any change to this Certificate of Designation or the Company’s Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series B

Preferred Stock, (ii) for the issuance of shares of Series B Preferred Stock other than in exchange for the Company’s Series A-1 Preferred Stock or Common Stock pursuant to the Exchange Agreement; (iii) for the Company to authorize, create, issue or increase the authorized or issued amount of any class or series of stock, which shares rank senior to, or have preference, privilege or priority to, the Series B Preferred Stock; or (iv) for the issuance of shares of Common Stock for no consideration. For purposes of this Section, anything of value including without limitation, services, materials, products, intangible property or contractual rights shall be deemed to be consideration. Notwithstanding the foregoing to the contrary, no such affirmative vote or written consent pursuant to this Section 7(a) shall be required for the events set forth in this Section 7(a)(iii) or Section 7(a)(iv) upon any of the following or thereafter: (A) in the event of a closing of the sale of Common Stock in a firm commitment underwritten public offering at an offering price of at least $3.00 per share (as adjusted to reflect any stock split, stock dividend, combination, recapitalization and the like with respect to the Common Stock) resulting in gross proceeds (before underwriting discounts, commissions, expenses and fees) of at least Twenty Million Dollars ($20,000,000) in the aggregate or (B) in the event of a closing of a liquidation, dissolution, or winding up of the Company within the meaning of this Section 4 which would result in payment to the holders of Series B Preferred Stock of an amount at least two times the Series B Liquidation Preference Amount.

(b) Any of the designations, powers, preferences, rights, privileges or provisions of this Certificate of Designation may be waived by the Board of Directors of the Company and the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than a majority of the then outstanding shares of Series B Preferred Stock.

8. Lost or Stolen Certificates.

(a) Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series B Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), In the event that the share certificate representing shares of Series B Preferred Stock to be converted has been lost or destroyed, the holder of such Series B Preferred Stock shall be required to execute an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. On the date of the occurrence of a Voluntary Conversion Date, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Company, that notice from the Company shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder. The Company shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Company or other event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

(b) The Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, that the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Series B Preferred Stock into Common Stock.

9. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series B Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series B Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

10. Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all initial purchasers of the Series B Preferred Stock and shall not be construed against any person as the drafter hereof.

11. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series B Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 22nd day of October, 2009.

NOVARAY MEDICAL, INC.

By:	/s/ Marc Whyte
Name:	Marc Whyte
Title:	Chief Executive Officer

EXHIBIT I

NOVARAY MEDICAL, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series B Convertible Participating Preferred Stock of NovaRay Medical, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series B Preferred Stock, par value $0.0001 per share (the “Preferred Shares”), of NovaRay Medical, Inc., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, $0.0001 par value per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

The Common Stock has been sold pursuant to the Registration Statement: YES o NO o

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title:

Dated:

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